CERTIFICATE OF INCORPORATION
OF ROYAL OAK RESOURCES CORPORATION

	1.	ARTICLE I- NAME.  The name of the corporation is
Royal Oak Resources Corporation.

	2.	ARTICLE II- REGISTERED OFFICE.  The registered
office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle 19801. The registered agent in charge thereof at such address is The Corporation Trust Company.

	3.	ARTICLE III- PURPOSES.  The purpose of the
Corporation is to engage in any lawful act or activity for which corporations may be organized under the General
Corporation law of Delaware.

	4.	ARTICLE IV- CAPITAL STOCK.  The total number of
shares of all classes of capital stock which the Corporation has the authority to issue is 55,000,000 shares which are divided into two classes as follows:

5,000,000 shares of Preferred Stock (Preferred
Stock) $.001 par value per share, and

50,000,000 shares of Common Stock (Common Stock)
$.001 par value per share.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Shares as Preferred Shares which are part of a series and, in connection with the creation of such series to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designation, powers, preferences and rights of such series, and the qualifications, limitations and restrictions of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

5.	ARTICLE V- INCORPORATOR.  The name and mailing
address of the incorporator of the Company is A. O. Headman, Jr., 525 East 100 South, Fifth Floor, Salt Lake City, UT
84102.

6.	ARTICLE VI- BOARD OF DIRECTORS.  The powers of the
incorporator(s) shall terminate upon the filing of this Certificate of Incorporation. The name and mailing address of the persons to serve as the initial directors of the Company to serve until successors are elected and qualify are:

	Name of Director			Mailing Address

	Mark A. Scharmann		1661 Lakeview Circle
              						Ogden, UT  84403

	Rachel Scharmann		 1661 Lakeview Circle
              						Ogden, UT  84403

	David Knudson   			2331 East 1200 North
              						Layton, UT  84040

The number of members of the Board of Directors shall be fixed from time to time by the Board of Directors. If any vacancy occurs, the remaining directors, by an affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of stockholders. The election of directors need not be by written ballot.

7.	ARTICLE VII- BYLAWS.  The Board of Directors shall
have the power to make, adopt, amend, or repeal the Bylaws of the Corporation.

8.	ARTICLE VIII- COMPROMISE OR ARRANGEMENT.  Whenever
a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholder or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders or this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

	9.	ARTICLE IX- PERSONAL LIABILITY OF DIRECTORS.  No
Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a Director as a Director. Notwithstanding the foregoing sentence, a Director shall be liable to the extent provided by applicable law (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which such Director derived an improper personal benefit. No amendment or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

	10.	ARTICLE X- INDEMNIFICATION.  The corporation
shall, to the fullest extent permitted by the provisions of
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

	11.	ARTICLE XI- AMENDMENT.  The Corporation reserves
the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

	The undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file, and record this certificate, and does certify that the facts stated herein are true; and has executed this Certificate of Incorporation.

	Dated:July 5, 1995



      /s/		A. O. Headman, Jr.
						A. O. Headman, Jr.

STATE OF UTAH                )
                             )  SS
COUNTY OF SALT LAKE          )

On the 5 day of July, 1995, personally
appeared before me, A. O. Headman, Jr., who being by me first duly sworn, declared that he is the person who signed the foregoing document as an incorporator and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 5 day of July, 1995.

/s/ Melanie Colton
Melanie Colton,	NOTARY PUBLIC
Residing at Salt Lake City, Utah

My commission expires 4/4/98